EXHIBIT 4.1

LINCARE HOLDINGS INC.

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

First Supplemental Indenture

Dated as of August 13, 2012

to the

Indenture

Dated as of October 31, 2007

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 13, 2012, is entered into by and among Lincare Holdings Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of October 31, 2007 (the “Indenture”), to provide for the issuance of the Company’s 2.75% Convertible Senior Debentures due 2037—Series A (the “Securities”);

WHEREAS, the Company, Linde AG, a stock corporation organized under the Laws of Germany (“Linde”), and Linde US Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of Linde, entered into an Agreement and Plan of Merger, dated as of July 1, 2012 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the date hereof, Merger Sub merged with and into the Company and the Company became an indirect wholly-owned subsidiary of Linde (the “Merger”);

WHEREAS, Sections 6.01 and 6.02 of the Indenture permit the Company to merge with and into another person so long as certain conditions have been met;

WHEREAS, as a result of the Merger, the Company will be an indirect subsidiary of Linde and, at the effective time of the Merger, subject to certain exceptions set forth in the Merger Agreement, each issued and outstanding share of the Company’s common stock, par value $0.01 (the “Common Stock”), was cancelled and converted into the right to receive $41.50 per share of Common Stock in cash subject to any required withholding of taxes and without any interest thereon (the “Merger Consideration”);

WHEREAS, Section 4.10 of the Indenture provides, among other things, that in the case of any merger involving the Company as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture providing that from and after the effective date of the merger, the settlement of the Conversion Obligation shall be based on, and each Remaining Share, if any, deliverable in respect of any such settlement shall consist of, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of Common Stock are entitled to receive in respect of each share of Common Stock upon such merger; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01.        Definitions.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AMENDMENTS

Section 2.01.        Conversion of Securities into Merger Consideration.

As of the date hereof, and subject to and upon compliance with the provisions of the Indenture, the Holder of a Security may convert such Security into the right to receive the Merger Consideration for each share of Common Stock into which the Holder is entitled to convert such Security and upon conversion of the Securities by a Holder, the Company will pay to such Holder cash in an amount equal to the amount such Holder would have received as Merger Consideration had such Holder converted its Securities at the Conversion Rate in effect immediately prior to the Merger, in accordance with the terms and conditions of the Indenture and the Securities. For the avoidance of doubt, on and after September 20, 2012, the settlement of the Conversion Obligation shall not take into account any adjustment to the Daily Conversion Rate pursuant to Section 4.01(j) of the Indenture resulting from the occurrence of a Fundamental Change on August 8, 2012.

Section 2.02.        Settlement Upon Conversion.

Upon conversion of any Security, subject to and upon compliance with the provisions of the Indenture, as supplemented hereby, the Company shall satisfy its obligation upon conversion by payment and delivery of cash in an amount equal to the aggregate Conversion Obligation of the Securities so converted.

Section 2.03.        Effectiveness.

This First Supplemental Indenture will become effective and operative and binding upon each of the Company, the Trustee and the holders of the Securities as of the day and year first above written.

ARTICLE III

MISCELLANEOUS

Section 3.01.        Reference to and Effect on the Indenture.

On and after the date of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 3.02.        Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03.        Trust Indenture Act Controls.

No modification of any provisions of the Indenture effected by this First Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this First Supplemental Indenture.

Section 3.04.         Trustee Disclaimer; Trust.

The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

Section 3.05.        Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

Section 3.06.        Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.07.        Severability.

In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.

LINCARE HOLDINGS INC.
By:	/s/ Paul G. Gabos
Name:	Paul G. Gabos
Title:	Chief Financial Officer

Signature Page to First Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

Signature Page to First Supplemental Indenture